Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



Board of Directors

Velocity Asset Management, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Velocity Asset Management, Inc. of our report dated July 15, 2005 related to the consolidated balance sheets of Velocity Asset Management, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report is included in the December 31, 2004 annual report on Form 10-K/A, Amendment No. 4, of Velocity Asset Management, Inc.


/s/ COWAN, GUNTESKI & CO., P.A.

Cowan,Gunteski & Co., P.A.

Toms River, New Jersey


August 10, 2005